EXHIBIT 99.1

Community Bancorp. and

Community National Bank

NEWS RELEASE

For Immediate Release

December 30, 2024

For more information contact:

Tracy D. Roberts, VP & Marketing Director

802-487-3512

troberts@communitynationalbank.com

Austin Retires, Caldwell Promoted to President and CEO of Community National Bank

Derby, VT—On December 23, 2024, the Board of Directors of Community National Bank (the “Bank”) and Community Bancorp. (the “Company”) promoted Christopher L. Caldwell, age 59, to the position of President and Chief Executive Officer of Community Bancorp. And Community National Bank effective January 1, 2025. Kathy Austin will retire as President and Chief Executive Officer of Community Bancorp. and Chief Executive Officer of Community National Bank on December 31, 2024, but will continue to serve on the boards of the Company and the Bank.

Since January 2024, Mr. Caldwell has served as Vice President of Community Bancorp. and President of Community National Bank as well as Director of both the Company and the Bank. From April 2021 to January 2024, Mr. Caldwell served as Vice President of the Company and Executive Vice President and Chief Lending Officer at the Bank. From April 2020 to April 2021, Mr. Caldwell served as Senior Vice President, Head of Indiana Commercial/Business Banking for Northwest Bank in Indiana. From September 2005 to April 2020, he served as Senior Vice President Commercial and Business Banking for MutualBank (formerly known as Mutual Saving Bank), acquired by Northwest Bank in April 2020. Prior experience from 1996 to 2005 includes working as a commercial banker for Star Financial Bank and Madison Community Bank, as well as owner and consultant with TKC Business Success Group, all in Indiana. Mr. Caldwell resides in Newport, Vermont.

Community National Bank is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy and Loan Production Offices in Burlington and Lebanon, NH. For more information about CNB please visit communitynationalbank.com.

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